Micron Solutions Inc.
2019 EXECUTIVE INCENTIVE COMPENSATION PLAN (EIC)

I. Introduction

A. Eligibility

1.  Employees eligible to participate in the Micron Solutions, Inc. (“Micron” or “the Company”) Executive Incentive Compensation Plan  (the “EIC” or the “Plan”) are those employees of the Company, and its subsidiaries (collectively with “Micron”, the “Company”) include the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and other Executives (“Executives” or  “Participants”) as may be presented to the Compensation Committee by the CEO for consideration as an Executive.  The Compensation Committee has the sole discretion to determine whether an employee is an Executive, determine their compensation and determine whether the employee is eligible under this Plan.  The Compensation Committee may remove any individual from participation in the EIC at any time for cause.

2.   The Board of Directors reserves the right to amend, modify or terminate the EIC, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations.

B. Objectives of the EIC

"	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;
"	To recognize the role of senior leadership in the success of the Company;
"	To reward annual financial, strategic and individual performance that complements the Company’s long and short-term goals.

II. EIC Elements

"	Bonus Pool

The bonus pool (“Pool”) for any fiscal year will be determined during the budget process, reviewed by the Compensation Committee and approved by the Board of Directors.

"	Funding of the Pool

Funding of the pool is scaled relative to the extent of achievement of the plan as per the table below with a maximum funding of 125% of plan.

% Plan Achievement	% Target Amount Funded based on annual salary
<75%	0%
>75% but <=100%	Proportionate
105%	110%
110%	120%
115%	130%

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120%	140%
125%	150%

C. Award Components

Target Awards are determined by position level and will be typically expressed as a percentage of a Participant’s annual base salary as of the last day of the applicable fiscal year.  Annual base salary does not include other forms of compensation (such as, without limitation, bonus payments, long-term incentives, overtime compensation, stock based compensation and other variable compensation).  Target Awards may also be a specified fixed dollar amount.

Payment of Target Awards shall be comprised of two components:  Cash and Equity.  The amount of each will be determined by any employment agreements and the Compensation Committee.  Target Awards, and the split between cash and equity, for other Executives, as may be determined in accordance with Section I(A)1, shall be determined by the Compensation Committee

Target Awards shall include the following components:

•	Revenue Achievement
•	EBITDA Performance
•	Strategic Objectives
•	Personal Objectives

The proportional split between financial and non-financial objectives shall be approved by the Board on an annual basis. Corporate strategic and individualized objectives shall be developed for each plan participant on an annual basis in a form similar to Exhibit A.

This EIC and Target Awards do not constitute a guarantee of or entitlement to a bonus payment if the plan targets are met. A Participant’s actual bonus payment may vary from his or her Target.  In addition, the Compensation Committee shall be permitted to recommend discretionary bonus awards for individual performance achievement to the Board for approval.

"	Valuation

In the event the award or portion of the award is paid out in a stock grant the share price used to calculate the number of shares issued will be the fair market value on the date of the grant.  Shares paid by grant are automatically vested.

Long-Term Incentive Plan (LTIP)

The purpose of the LTIP is to reward executives for achievement of the company’s strategic objectives that lead to maximization of shareholder value by continual improvement in financial performance or strategic initiatives.  The LTIP is in addition to the annual bonus plan. The Board will approve LTIP grants, if any, on an annual basis.

LTIP awards shall be awarded 100% in the form of stock-based compensation as stock grants (“grants”), stock options (“options”), Restricted Stock Units (“RSU’s”) at the discretion of the Board of Directors, or other forms of stock based compensation in accordance with the Company’s 2019 Equity Incentive Plan.

III. TERMS AND CONDITIONS

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A. Effective Period

The annual Effective Period covered by this Plan is the period from January 1 to December 31 of the applicable fiscal year. This Plan supersedes all previous executive cash incentive plans, management incentive plans, or leadership bonus plans and all other previous or contemporaneous oral or written statements by the Company on this subject.

B. Form and Timing of Payment

Bonuses to be paid under this Plan are earned as of December 31 of the Effective Period.  Calculations are based upon the audited financial statements, for the year ended December 31.  If the conditions for payment described above are met, the bonus will be paid as outlined in Section II (B), subject to required payroll deductions and tax withholdings, no later than March 15 of the year following the end of the applicable fiscal year.  Bonuses will not be paid to any Executive whose employment ends, for cause, prior to the end of the Effective Period.

The cash portion of bonuses shall be payable through the Company’s normal payroll process.  Payments in the form of equity shall be valued at the fair market value of the shares on the date of the grant and in accordance with the 2019 Equity Incentive Plan.

C. New Hires

If an employee is hired on or before October 1 of the applicable fiscal year into a position that qualifies for the EIP, the employee will be eligible to participate in the EIC only if the Company notifies the employee in writing that he or she is a Participant under the EIC for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of hire.

Employees who are hired after October 1 of the applicable fiscal year may not be considered Participants under the EIP for that fiscal year.

D. Promotions into EIP-Eligible Positions

If a Participant is promoted into an EIC-eligible position on or before October 1 of the applicable fiscal year, the employee will be eligible to participate in the EIC only if the Company notifies the employee in writing that he or she is a Participant under the EIC for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of promotion.

Employees who are promoted after October 1 of the applicable fiscal year will not be considered Participants under the EIC for that fiscal year.

E. Adjustments to Target Awards

The Compensation Committee, with the approval of the Board may approve increases to Target Awards for Executives during the applicable fiscal year.  Any payout amount may be prorated based on the effective date of the increase to the Target Award as determined by the Compensation Committee. Any adjustment to a Target Award will result in a corresponding adjustment to the Target Bonus Pool.

F. Leaves of Absence and Part-Time Employees

To the extent permitted by applicable law, the amount of the EIC bonus may be prorated for Participants who have been on an approved leave of absence of more than 90 days during the fiscal year and for Participants who work less than full-time.

G. Terminations of Employment

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Bonuses paid under this Plan are earned as of December 31 of the Effective Period.  To the extent permitted by applicable law, Participants whose employment is involuntarily terminated (with cause) by the Company or are under notice of involuntary termination (with cause) given by either party (if applicable) prior to the payment date of the EIC bonus will not be eligible for and shall not receive any EIC bonus.

If the Participants employment is involuntarily terminated without cause after the bonus is earned, the bonus shall be paid upon the completion of the year-end audit with no portion of the award being in equity. The executive shall be entitled to the higher of the minimum bonus earned at termination or the full Achieved target bonus.

If the Participants employment is terminated as a result of a change in control, the full target bonus, prorated based on the termination date, shall be paid at termination.

Participants whose employment terminates due to the employee’s total disability during the applicable year will be eligible for a prorated EIC bonus, based on the date of termination, and paid at the time other EIC bonuses are paid under the EIC, to the extent permitted by local law. If a Participant dies during the applicable fiscal year, the EIC bonus will be prorated based on the date of death and paid to the estate of the deceased Participant, at the time other EIC bonuses are paid.

H. EIC Interpretation

The EIC shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of the EIC may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

The provisions of this EIC are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining EIC provisions.

This Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under, Section 409A of the United States Internal Revenue Code of 1986, as amended.

I. Exceptions and Modifications

All exceptions, adjustments, additions, or modifications to the EIC must be in writing and require the written approval of the Compensation Committee, or its designee(s).

This version of the EIC is first effective with respect to 2019. All aspects of the EIP (including, but not limited to, financial targets, Target Awards, performance measures, and funding formulas) may be reviewed annually by the Compensation Committee.

J. Claw-back Provisions

Claw-backs may be triggered by (i) material misstatements of financial results as a result of intentional and non-intentional misconduct or (ii) acts of fraud or other illegal acts; which results in restatements of financial results, triggered by material changes, which result in a material change in the awards that were granted, upon approval by the Board

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In the event a claw-back is triggered by any of the events described above, the Company may require the Executive to (a) surrender all vested and unvested stock options, RSU’s or equivalent or (b) repay excess bonuses for all years requiring restatement.

signature page follows

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Acknowledgement

By signing below, the Participant acknowledges that the Participant has read, comprehended, and agreed to this EIC and will abide by the guidelines outlined herein for all bonus payments. The EIC sets forth the entire agreement and understanding between the Company and the Participant relating to the subject matter herein and supersedes and replaces any and all prior plans, agreements, discussions and understandings whether oral or written regarding these subject matters including but not limited to any provision regarding cash incentive plan compensation contained in a Participant’s employment agreement, if any.

I have read and understood the provisions of this EIC Plan and hereby agree to and accept its terms:

Participant (print name)

Signature

Title

Date

CC: Personnel File

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Exhibit A

Employee:
Base Salary:
Target Bonus %:
Achievement % of Target:
Target Bonus $:
Achievement Bonus $:
Objective	Weighting %

MBO #1
MBO #2
MBO #3
TOTAL	100%

Achievement of objectives, MBOs, is based on the manager's evaluation of the participant's performance and contribution for the fiscal year based on pre-established objectives.  These objectives will be established using the SMART criteria (specific, measurable, actionable, realistic, & timely) and will be reviewed by the CFO and Human Resources to ensure they meet the SMART criteria and are not in conflict with any company policies or procedures.  This factor determines a portion of an individual's annual target bonus.  The pre-established objectives may have different weightings, as set by the manager, dependent upon such factors as complexity, time-commitment, and importance to the organization.  Achievement of the objectives will be assessed by the manager using the following scale:  full completion = 100% achievement, majority completion = 75% achievement, partial completion = 50% achievement, and no substantive completion = 0% achievement.  If business circumstances change such that an objective is not possible to achieve or needs to be replaced with a higher priority objective, it is incumbent upon the employee to have the new or modified objective officially recognized by his/her manager and shared with the CFO and Human Resources.  Requested changes to objectives after the fiscal year has been concluded will not be considered.

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